Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-228189) of our report dated June 18, 2024, with respect to the financial statements and supplemental schedules of Leggett & Platt, Incorporated 401(k) Plan and Trust Agreement included in this Annual Report on Form 11-K for the year ended December 31, 2023.

/s/ Forvis Mazars, LLP
Springfield, Missouri
June 18, 2024